Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES THIRD QUARTER FISCAL YEAR 2009 RESULTS

Reston, VA — August 11, 2009 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its third quarter and first nine months of fiscal year 2009, which ended July 3, 2009. Revenues for the quarter ended July 3, 2009 were $32.3 million, a 31% decrease from the same quarter of the prior fiscal year. Learning Tree reported income from operations for the quarter of $3.2 million, compared to income from operations of $5.4 million for the same quarter of fiscal 2008. Net income for the third quarter of fiscal 2009 was $2.1 million, compared with net income of $3.8 million for the third quarter of fiscal 2008. Earnings per share for the third quarter of fiscal 2009 were $0.15, compared with earnings per share of $0.23 for the same quarter of fiscal 2008.

Revenues for the first nine months of Learning Tree’s fiscal year 2009 were $100.8 million, a decrease of 26% compared with $137.1 million for the first nine months of fiscal year 2008. Income from operations for the first nine months of fiscal year 2009 was $3.4 million, compared with $14.5 million for the same period of fiscal 2008. Net income for the first nine months of fiscal 2009 was $2.6 million, compared to net income of $11.0 million for the same period in fiscal year 2008. Earnings per share for the first nine months of fiscal year 2009 were $0.17, compared to $0.67 for the same period of fiscal 2008.

“Our gross profit and income from operations in our third quarter reflect significant benefits from the profitability improvements and cost savings we have implemented during these challenging economic times,” commented Learning Tree President and CEO Nicholas R. Schacht. “We believe that we have adjusted our business appropriately for current economic conditions, and we look forward to building on our strong financial base and market position to capitalize on opportunities as they arise.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to managers and IT professionals in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss third quarter results is scheduled at 4:30 pm EDT August 11, 2009. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Revenues	$32,279	$46,928	$100,771	$137,054
Cost of revenues	14,439	19,599	45,154	57,639

Gross profit	17,840	27,329	55,617	79,415

Operating expenses:
Course development	1,627	2,620	5,815	7,266
Sales and marketing	6,994	11,227	24,951	32,289
General and administrative	6,022	8,118	21,443	25,329

Total operating expenses	14,643	21,965	52,209	64,884

Income from operations	3,197	5,364	3,408	14,531

Other income, net	295	725	1,017	3,164

Income before provision for income taxes	3,492	6,089	4,425	17,695
Provision for income taxes	1,352	2,270	1,804	6,648

Net income	$2,140	$3,819	$2,621	$11,047

Earnings per share—basic	$0.15	$0.23	$0.17	$0.67

Earnings per share—diluted	$0.15	$0.23	$0.17	$0.67

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)
	July 3, 2009	October 3, 2008
Cash and cash equivalents	$35,779	$51,853
Available for sale securities	24,868	18,909
Accounts receivable, net	13,873	19,685
Prepaid expenses and other	6,354	8,372
Income tax receivable	1,053	2,475

Total current assets	81,927	101,294
Available for sale securities	14,450	23,440
Equipment, long-term investments and other	41,509	47,690

Total assets	$137,886	$172,424

Accounts payable and accrued liabilities	$16,627	$22,353
Deferred revenues	39,433	47,712

Total current liabilities	56,060	70,065
Other	14,170	15,961

Total liabilities	70,230	86,026

Stockholders' equity	67,656	86,398

Total liabilities and stockholders' equity	$137,886	$172,424